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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GCI, Inc.:

        We consent to the use of our report dated March 11, 2005, with respect to the consolidated balance sheets of GCI, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004, included herein, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Anchorage, Alaska

April 29, 2005

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Consent of Independent Registered Public Accounting Firm